EXHIBIT 4.4
                                 PROMISSORY NOTE



$50,000.00                                                   Palm Beach, Florida
Maturity: October 28, 2000                                    September 28, 2000
          ----------------

         FOR VALUE RECEIVED, Clements Golden Phoenix Enterprises, Inc., a Florida corporation, with its principle offices located at 3135 S.W. Mapp Road, Palm City, FL 34990 ("Borrower"), promises to pay to the order of Bonnie K. Ludlum, with her principle address at 3135 S.W. Mapp Road, Palm City, FL 34990 ("Lender"), the sum of Fifty Thousand Dollars ($50,000.00) with interest from and after the date hereof, at the rate of ten percent (10%) per annum, for a period of thirty (30) days from September 28, 2000.

         This Note shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

         GIVEN under the hand of each party, the day and year first above written.

BORROWER

/s/ Joseph Rizzuti
Joseph Rizzuti, Chairman and Chief Operating Officer


STATE OF Florida                                )
                                                ) ss.:
COUNTY OF Palm Beach                            )

     The foregoing instrument was acknowledged before me this 8th day of November 2000, by Joseph Rizzuti, as Chairman and Chief Operating Officer of Clements Golden Phoenix Enterprises, Inc., who is personally known to me or has presented the following identification -----------------------.

                                                /s/ Andrea S. Lisi
         My commission expires: 12/6/03         NOTARY PUBLIC

                                                Print Name: Andrea S. Lisi

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